Exhibit 10.2
May 31, 2006
Gary A. Thoe
c/o Emmis Publishing, L.P.
40 Monument Circle, Suite 500
Indianapolis, IN 46204
     Re: Amendment to Employment Agreement
Dear Gary:
     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 1, 2003 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”). Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed as follows:
1. The Term of the Agreement has been extended for a period of two (2) years beginning on March 1, 2006 and ending on February 29, 2008. The term “FYE 07” shall refer to the Contract Year beginning on March 1, 2006 and ending on February 28, 2007; the term “FYE 08” shall refer to the Contract Year beginning on March 1, 2007 and ending on February 29, 2008 (each, a “Contract Year”).
2. The Base Salary shall be increased as follows:

FYE 07	$275,000
FYE 08	$275,000
3. After payment of any Contract Year Bonus earned for the period ending February 28, 2006, Section 6.2 shall be modified to reflect the following: Commencing with FYE 07, the target amount of the Contract Year Bonus shall be increased as follows:

FYE 07	$125,000
FYE 08	$125,000
Commencing with FYE 07, the performance goals and all other terms and conditions related to the award of any Contract Year Bonus shall be determined by the Compensation Committee. The third and fourth sentences of Section 6.2 shall be deleted and replaced with the following language:
     “Employer may pay all or a portion of any Contract Year Bonus in Shares in the same manner utilized for other senior management level employees.”

4. Section 6.3 shall be deleted in its entirety and replaced with the following language:
     “6.3 Equity Incentive Compensation. During the Term, beginning with FYE 07, at such time or times as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive the following equity incentive compensation: on or about the commencement of FYE 07: Two Thousand Two Hundred Fifty (2,250) Shares (as defined below) and an option (“Option”) to acquire Seven Thousand Five Hundred (7,500) Shares; on or about the commencement of FYE 08: Three Thousand Three Hundred Seventy Five (3,375) Shares (750 of which shall have a two-year vesting restriction; the remaining 2,625 shall have a three-year vesting restriction) and an Option to acquire Eight Thousand Seven Hundred Fifty (8,750) Shares. As used herein, “Shares” shall mean shares of Class A Common Stock of Emmis Communications Corporation. The grants of Options and Shares shall be pursuant to the terms and subject to the conditions of the applicable equity compensation plan of Employer, the Option agreements evidencing the Option grants and the restricted stock agreements evidencing the grants of Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation or similar event, including without limitation a Separation Event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable equity compensation plan of Employer, the Option agreement evidencing the grant of the Option, and the restricted stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.”
5. The non-competition restriction set forth in Section 10.2 shall be reduced from twelve (12) months to six (6) months.
6. In the third sentence of Section 11.4, the following language shall be deleted and shall be of no further force and effect:
     “or the transaction or transactions described in the definition of Change of Control in Exhibit A”
7. Effective March 1, 2006, Section 15.9 shall be deleted in its entirety and shall be of no further force and effect.
     All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

     Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman and Chief Executive Officer Emmis Operating Company

ACCEPTED AND AGREED:
/s/ Gary A. Thoe
Gary A. Thoe

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